Exhibit 3.1

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
AMP Holding Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
“FOURTH:  The authorized capital stock of this Corporation is 325,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share, and 75,000,000 shares of preferred stock, with a par value of $.001 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Corporation's Board of Directors (the "Board”) providing for the issuance of such Preferred Stock or series thereof; and the Board is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including,

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be
required by the provisions of the articles of incorporation* have voted in favor of the amendment is:	53.7%

4. Effective date of filing: (optional)	8/13/10
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Stephen S. Burns
Signature of Officer: Stephen S. Burns, CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

Exhibit A

but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.

Pursuant to NRS 78.385 and NRS 78.390, and any successor statutory provisions, the Board of Directors is authorized to adopt n resolution to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation's capital stock by a board resolution amending these Articles, in the Board or Directors' sole discretion for increases or decreases of any class or series of authorized stock where applicable pursuant to NRS 78.207 and any successor statutory provision, or otherwise subject to the approval of the holders of at least a majority or shares having voting rights, either in a special meeting or the next annual meeting of shareholders.  Notwithstanding the foregoing, where any shares of any class or series would be materially and adversely affected by such change, shareholder approval by the holders of at least a majority of such adversely affected shares must also be obtained before filing an amendment with the Office of the Secretary of State of Nevada.  The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.”